Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

AMN Healthcare Services, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-117695, No. 333-133305, No. 333-1421187, and No. 333-133227) on Form S-8 and in the registration statement (No. 333-132371) on Form S-3 of AMN Healthcare Services, Inc. (the Company) of our reports dated February 27, 2009, with respect to the consolidated balance sheets of AMN Healthcare Services, Inc. and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of AMN Healthcare Services, Inc.

Our report refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP

San Diego, California

February 27, 2009